Exhibit 4.1

AMENDMENT TO

AMENDED AND RESTATED RIGHTS AGREEMENT

This AMENDMENT, dated as of October 19, 2006 (the “Amendment”), amends the Amended and Restated Rights Agreement, dated as of September 15, 1988, as amended as of September 20, 1990, as amended and restated as of June 18, 1998, and as amended as of April 5, 2004 (the “Rights Agreement”), between State Street Corporation, a Massachusetts corporation (the “Company”), and Computershare Trust Company, N.A. (as successor to BankBoston, N.A.), as Rights Agent (the “Rights Agent”).

WHEREAS, under Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement without the approval of any holders of Right Certificates in order to, among other thing, make any provisions with respect to the Rights that the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent;

WHEREAS, the Company has determined, and has so directed the Rights Agent, to amend the Rights Agreement as set forth herein pursuant to Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1.             Section 7(a) of the Rights Agreement is hereby deleted in its entirety and replaced with the following language:

“The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purposes, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on October 20, 2006 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”

2.             Exhibit B and Exhibit C to the Rights Agreement entitled “Form of Right Certificate” and “Summary of Rights to Purchase Preferred Shares,” respectively, are hereby amended to replace the words “September 15, 2008” with the words “October 20, 2006” in all places where such words appear.

3.             This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth.

4.             All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

5.             This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6.             In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed.  In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

7.             Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Rights Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, as of the date first set forth above.

Attest:			STATE STREET CORPORATION

By:	/s/ Richard P. Jacobson		By:	/s/ Edward J. Resch
	Name:	Richard P. Jacobson		Name:	Edward J. Resch
	Title:	V.P. and Assistant Secretary		Title:	E.V.P. and Chief Financial Officer

Attest:			COMPUTERSHARE TRUST COMPANY, N.A., as successor Rights Agent to BANKBOSTON, N.A.

By:	/s/ Douglas Ives		By:	/s/ Michael Connor
	Name:	Douglas Ives		Name:	Michael Connor
	Title:	Relationship Manager		Title:	Managing Director